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                                                                    Exhibit 99.2

                                 CHARTER FOR THE
            AUDIT AND COMPLIANCE COMMITTEE OF THE BOARD OF DIRECTORS
                            KINDRED HEALTHCARE, INC.

Mission Statement

The Committee is appointed to assist the Board of Directors in monitoring (1) the adequacy of the Company's system of internal controls, accounting policies, financial reporting practices, and the quality and integrity of the Company's financial reporting; (2) the independent auditor's qualifications and independence; (3) the performance of the Company's internal audit function and independent auditors; and (4) the Company's compliance with applicable laws, regulations, and policies.

Organization

The Audit and Compliance Committee of the Board of Directors shall be comprised of at least three directors. The members of the Committee shall meet the independence, experience and expertise requirements under applicable laws and regulations and the rules of the NASDAQ Stock Market or any exchange upon which the Company's common stock is principally traded. The member of the Committee shall be appointed and removed by the Board. The Board of Directors also shall designate a Committee Chairperson. The Committee shall meet at least four times annually and shall report to the Board of Directors on its findings and matters within the scope of its responsibility.

A quorum at any Committee meeting shall be at least two members. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held. The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to the members of the Committee prior to the meeting. The Committee shall maintain minutes of all its meetings to document its activities and recommendations. The Committee shall review and reassess this Charter at least annually or more frequently as conditions dictate and recommend changes it considers appropriate to the Board for approval. The Committee shall annually review its own performance.

Committee Authority and Responsibilities

..   The Committee shall have the authority to retain and terminate any outside consultant or advisor it deems necessary to discharge its responsibilities and shall have sole authority to approve the fees and other retention terms of such consultant or advisor. In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company. The Committee also may request that any officer or other employee of the Company, the Company's outside counsel or any other person meet with any members of, or consultants or advisors to the Committee.

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Engagement and Relationships with Auditors

..   The Committee shall have the sole authority to appoint, evaluate and replace the independent auditors of the Company and its subsidiaries. The Committee shall have the sole authority to approve all audit engagement fees and terms and pre-approve all permissible non-audit engagements with the independent auditors. The Committee shall consult with management but shall not delegate these responsibilities, except that the Committee may delegate to one or more members of the Committee who are independent directors the pre-approval of non-audit services, and any pre-approval by such member or members shall be presented to the Committee at each of its scheduled meetings.

..   Communicate to the independent auditors that they are ultimately accountable to the Audit and Compliance Committee, as the shareholders' representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

..   Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and timely quarterly reviews for the current year and the procedures to be utilized and review such audit or review, including any comments or recommendations of the independent auditors.

..   On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take, appropriate action to ensure the continuing independence of the auditors.

..   At least annually, obtain and review a report by the independent auditors describing the independent auditors' quality control procedures, issues raised by their most recent internal quality control reviews, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, in respect of one or more independent audits performed by the independent auditors and any steps taken to deal with any such issues.

..   Recommend to the Board policies for the Company's hiring of employees and former employees of the independent auditors who were engaged on the Company's account.

..   Review and, concur with or reject, management's appointment, termination, or replacement of the Director of Internal Audit.

..   Review the internal audit function of the Company including the experience and qualification of the senior members of the internal auditors, the quality control procedures of the internal auditors, the independence and authority of the internal audit function's reporting obligations, the proposed internal audit plans for the coming year, and the coordination of such plans with the independent auditors.

..   Review the significant reports from completed internal audits as well as management's responses.

..   Receive prior to each meeting, a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

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Financial Reporting

..   Review the quarterly financial statements with financial management and the independent auditors, including disclosures made in management's discussion and analysis, prior to the filing of the Form 10-Q (or prior to the press release of results, if possible) to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the Committee by the auditors. The Committee also shall discuss the results of the independent auditors' review of the Company's quarterly financial information conducted in accordance with Statement of Auditing Standards No. 71.

..   Review the audited financial statements to be contained in the annual report to shareholders with management and the independent auditors, including disclosures made in management's discussion and analysis, to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed. The Committee shall recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

..   Discuss with financial management and the independent auditors the quality of the accounting principles and judgments used in preparing the financial statements, including the Company's selection or application of, or changes in, accounting principles, any major issues as to the adequacy of the Company's internal controls, the development, selection and disclosure of critical accounting estimates, and analysis of the effect of alternative assumptions, estimates or GAAP methods on the Company's financial statements, and material written communications between the management and independent auditors such as management letters and schedule of unadjusted differences.

..   Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

..   Review in separate meetings with the Company's independent auditors, internal auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. The Committee should review whether recommendations made have been implemented by management. The Committee also shall review any fraud involving persons having a significant role in the internal controls.

..   Establish and maintain procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

..   Inquire of management, the internal auditor, and the independent auditors about significant risks or exposures (whether financial, operational or otherwise) and assess the steps management has taken to control such risks or exposure.

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..   Discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as amended from time to time, relating to the conduct of the audit.

..   Obtain from the independent auditors their report on compliance under
    Section 10A of the Securities Exchange Act of 1934, as amended.

..   Review with the Company's General Counsel legal matters that may have a material impact on the Company's financial statements, compliance issues, and any material inquiries or reports from regulators or governmental agencies.

..   Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit and Compliance Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting, and auditing personnel, the cooperation that the independent and internal auditors received during the course of their audits, any audit problems or difficulties and management's response and any accounting adjustments that were noted or proposed by the auditors but were not made due to immateriality or otherwise.

..   Prepare a report of the Audit and Compliance Committee as required to be included in the Company's proxy statement.

..   Report the results of the annual audit to the Board of Directors. If the
    Committee considers it advisable or if requested by the Board of Directors, invite the independent auditors to attend the full Board of Directors meeting to assist in reporting the results of the annual audit or to answer other directors' questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the Audit and Compliance Committee meeting during which the results of the annual audit are reviewed).

..   Include a copy of this Charter in the annual report to shareholders or the proxy statement at least triennially or the year after any significant amendment to the Charter.

Corporate Compliance

..   Review and, concur with or reject, management's appointment, termination, or replacement of the Corporate Compliance Officer.

..   Review and approve on an on-going basis the Company's transactions with directors and officers of the Company and with firms that employ directors, as well as any other related party transactions.

..   Review the adequacy of the Company's system of internal controls, accounting policies, financial reporting practices, and the quality and integrity of financial reporting to Federal health care programs.

..   Ensure that the Company adopts and implements policies and procedures designed to ensure compliance with all applicable statutes, regulations, policies and the Corporate Integrity Agreement.

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..   Ensure that the Company has a system in place to respond to Federal, state, internal, and external reports of quality of care issues and that such system functions adequately.

..   Ensure that the Company adopts and implements policies and procedures that are designed to ensure that each individual cared for in the Company's facilities receives the level of care required by law.

..   Be available to the Compliance Officer, the External Monitors and the
    Independent Review Organization to respond to any issues or questions that might arise under the Corporate Integrity Agreement.

..   Review with the Compliance Officer the steps the Company is taking to educate its employees regarding its Standards of Conduct and compliance issues.

..   Review with the Compliance Officer the types of issues reported to the
    Company through its compliance hotline and the results of any internal investigations initiated by the Company in response to compliance issues reported through the hotline or otherwise brought to the Company's attention.

..   Investigate, or ask the General Counsel to investigate, any matter brought to the attention of the Committee within the scope of its duties, and obtain legal advice for this purpose, if, in its judgment, that is appropriate.

..   Carry out such other duties that may be delegated to it by the Board of
    Directors from time to time.

Limitation on Committee's Responsibilities

While the Committee has the responsibility and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management.

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